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                                                                    EXHIBIT 23.1

            Consent of Independent Registered Public Accounting Firm

The Board of Directors
Pinnacle Financial Partners, Inc.:

We consent to the use of our report dated January 20, 2004, with respect to the the consolidated balance sheets of Pinnacle Financial Partners, Inc. and Subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2003 incorporated by reference herein, and to the reference to our firm under the heading "Experts" in the prospectus.



                                           /s/ KPMG LLP


Nashville, TN
 August 18, 2004